PTC Announces Fiscal THIRD Quarter 2020 Results

Solid Q3’20 ARR, Revenue, Operating Margin and EPS Performance;

Tightens FY’20 Guidance Range

BOSTON, MA, July 29, 2020 - PTC (NASDAQ: PTC) today reported financial results for its fiscal third quarter ended June 27, 2020.

“We delivered solid third quarter performance despite the challenging macro environment, reflecting strong execution by our global team, the mission-critical nature of our broad technology portfolio, and the strength of our subscription model. We continue to support our customers with increasingly relevant and strategic solutions that enable global team collaboration, remote asset management, remote collaboration and training of front-line workers, and seamless availability through our SaaS-based technologies.” said James Heppelmann, President and CEO, PTC.

“While the current macro environment headwinds appear likely to persist in the coming quarters, we believe the disruptive nature of this crisis creates a unique opportunity to deepen our customer relationships and drive further innovation across our product portfolio, and that we will emerge even better positioned when the economy recovers,” concluded Heppelmann.

Third quarter 2020 highlights1

Key operating and financial highlights are set forth below. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

•	ARR was $1.21 billion. Growth of 9%, or 10% in constant currency, compared to Q3’19 reflects solid performance in our Core and Growth businesses, and in our global channel.

•	Revenue was $352 million in Q3’20. Growth of 19% compared to Q3’19 was driven by strength across our Core and Growth businesses, as well as the impact of ASC 606 and related business policy changes.

•

Cash from operations was $105 million in Q3’20, compared to $68 million in Q3’19.  Free cash flow was $99 million, compared to $59 million in Q3’19.  Cash flow from operations and free cash flow included $13 million and $3 million in restructuring and other related payments in Q3’20 and Q3’19 respectively.

•	Operating margin was 18% in Q3’20 compared to 3% in Q3’19; non-GAAP operating margin was 29%, compared to 13% in Q3’19.

•	Total cash, cash equivalents, and marketable securities as of the end of Q3’20 was $435 million; total gross borrowings was $1.1 billion.

[1]

We include operating and non-GAAP financial measures in our operational highlights.  We revised the definition of ARR on September 5, 2019.  The definitions of these items and reconciliations of Non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

Fiscal 2020 Outlook

“Given the durable nature of our business and continued solid execution, we remain committed to delivering solid results for the remainder of FY’20 while navigating the current backdrop of macroeconomic uncertainty,” said Kristian Talvitie, EVP and CFO, PTC.

Fiscal 2020 Guidance

Our fiscal 2020 financial outlook includes the following assumptions:

•	Impact of weak macroeconomic conditions related to COVID-19 crisis.
•	New ACV bookings decline ~25% YoY at the midpoint of guidance in the back half of the year, compared to our previous guidance of a ~30% decline YoY.
•	Churn of approximately 8%, consistent with our previous guidance.
•	Revenue growth slows quarter over quarter in Q4'20, to the mid-single digits, due primarily to the impact of ASC 606 and related business policy changes.
•

Operating expense growth in the lower single-digits YoY, consistent with our previous guidance reflecting continued cost discipline related to headcount additions, and lower variable compensation, travel, and marketing expenses.

•	GAAP tax rate is expected to be 20%, Non-GAAP tax rate is expected to be 19%.

In millions except per share amounts	Previous Guidance	Revised Guidance	YoY
ARR	$1,220 - $1,255	$1,235 - $1,255	11% - 12%
Cash from Operations	~$222	~$232	~(19)%
Free cash flow (1)	~$200	~$210	~(5)%
Revenue	$1,400 - $1,430	$1,415 - $1,430	13% - 14%
GAAP Operating Margin	13% - 14%	13% - 14%	800 - 900 bps
Non-GAAP Operating Margin (2)	27% - 28%	27% - 28%	700 - 800 bps
GAAP EPS	$0.70 - $0.84	$0.73 - $0.79	412% - 440%
Non-GAAP EPS (2)	$2.20 - $2.35	$2.28 - $2.35	39% - 43%

(1)

Cash from operations and free cash flow include ~$65 million of interest payments, ~$45 million of restructuring and ~$10 million of acquisition-related payments; free cash flow includes capital expenditures of ~$22 million.

(2)	The FY’20 non-GAAP guidance excludes the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known nor reflected).

In millions	FY’20

Acquisition-related charges	$8
Restructuring and other charges	$32
Intangible asset amortization expense	$56
Stock-based compensation expense	$105
Write-off of debt issuance costs associated with extinguished debt	$3
Debt early redemption premium	$15
Total Estimated Pre-Tax GAAP adjustments	$219

PTC’s Fiscal Third Quarter 2020 Results Conference Call, Prepared Remarks and Data Tables

Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, July 29, 2020.

To access the live webcast, we recommend you visit PTC’s Investor Relations website at investor.ptc.com 15 minutes before the scheduled start time to download any necessary audio or plug-in software.

To participate in the live conference call, dial 866-987-6881 or 270-215-9571 and provide the conference ID: 5586726. The call will be recorded, and replay will be available via webcast on PTC’s Investor Relations website.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides non-GAAP supplemental financial information to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These, non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP financial measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock-based compensation, amortization of acquired intangible assets, acquisition-related and other transactional charges included in general and administrative costs, restructuring and other charges, debt early redemption premium and write-off of issuance costs associated with the extinguished debt and income tax adjustments.  We exclude the debt early redemption premium because, although paid in cash in May 2020, it was not modelled in our guidance for the year; excluding it enables investors to view our results in the context of our guidance.  Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Free Cash Flow - PTC also provides information on “free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 50% of our free cash flow to shareholders via stock repurchases.  As a reminder, we suspended the share repurchase program for FY’20.  Free cash flow is net cash provided by (used in) operating activities less capital expenditures.  Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency Metric - We present CC information for revenue, EPS, and ARR to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC revenue, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2019, excluding the effect of any hedging, rather than the actual exchange rates in effect during that period.

Operating Measure

ARR - To help investors understand and assess the performance of our business as an on-premise subscription company we provide an ARR operating measure.  On September 5, 2019, we revised the ARR definition. ARR represents the annualized value of our portfolio of renewable customer arrangements as of the end of the reporting period, including subscription software, cloud, and support contracts. ARR includes IOT and AR orders placed under our Strategic Alliance Agreement with Rockwell Automation and may include orders placed to satisfy the contractual quarterly minimum ACV commitments. We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from new customers, existing customer renewals and expansions and includes the impact of churn (gross churn net of pricing). Because this measure represents the annual contract value of renewable customer contracts as of the end of a reporting period, ARR does not represent revenue or billings for any particular period or remaining revenue that will be recognized in future periods.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our future financial and growth expectations and targets, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include: the COVID-19 pandemic impact on the global macroeconomic environment and our business could be more severe and prolonged than we expect; customers may continue to delay or reduce purchases of new software, to reduce the number of subscriptions they carry, or delay payments to us due to the COVID-19 pandemic, all of which would adversely affect ARR and our financial results, including cash flow; the macroeconomic and/or global manufacturing climates may deteriorate further due to, among other factors, the geopolitical environment, including the focus on technology transactions with non-U.S. entities and potential expanded prohibitions, and ongoing trade tensions and tariffs; our businesses, including our Internet of Things (IoT), Augmented Reality and Onshape businesses, may not expand and/or generate the revenue we expect if customers are slower to adopt those technologies than we expect or adopt competing technologies; orders associated with minimum purchase commitments under our Strategic Alliance Agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers, which could cause the ARR associated with those orders to churn in the future; our strategic initiatives and investments may not generate the revenue we expect; we may be unable to expand our partner ecosystem as we expect and our partners may not generate the revenue we expect; we may be unable to generate sufficient operating cash flow to repay our outstanding debt when or as we expect, or to return 50% of free cash flow to shareholders under our long-term capital allocation policy, and other uses of cash or our credit facility limits or other matters could preclude such repayments or share repurchases; we may be unable to expand our partner ecosystem as we expect; and our partners may not generate the revenue we expect.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC unleashes industrial innovation with award-winning, market-proven solutions that enable companies to differentiate their products and services, improve operational excellence, and increase workforce productivity. With PTC, and its partner ecosystem, manufacturers can capitalize on the promise of today’s new technology to drive digital transformation.

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PTC Investor Relations Contacts

Tim Fox
tifox@ptc.com

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